Exhibit h(8)
                                AMENDMENT NO. 1
                                      TO
                         EXPENSE LIMITATION AGREEMENT

                             Smith Barney Trust II
                    Smith Barney Capital Preservation Fund


     AMENDMENT NO. 1, effective as of May 13, 2002, by and between Smith Barney Fund Management LLC (the "Manager") and Smith Barney Trust II (the "Trust"), on behalf of the Trust's series Smith Barney Capital Preservation Fund (the "Fund").

     WHEREAS, the Trust and the Manager have entered into an Expense Limitation Agreement dated as of March 29, 2002 ("Expense Limitation Agreement"), pursuant to which the Manager has agreed, under certain circumstances, to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject; and

     WHEREAS, the Trust and the Manager wish to agree to a further limitation of the Fund's expenses under certain circumstances;

     NOW THEREFORE, the parties hereto agree as follows:

1.   Replacement of Schedule A.

     Schedule A to the Expense Limitation Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.   No Other Changes.

     Except as provided herein, the Expense Limitation Agreement remains unchanged. The Expense Limitation Agreement, as amended hereby, is and remains in full force and effect, and this Amendment and the Expense Limitation Agreement shall be read and construed as one agreement.

     The undersigned officer of the Trust has executed this Amendment not individually, but as an officer under the Declaration of Trust of the Trust and the obligations of this Amendment are not binding upon any of the Trustees, officers or shareholders of the Trust individually.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                 SMITH BARNEY TRUST II
                                 On behalf of Smith Barney Capital Preservation Fund

                                 By:

                                 /s/ R. Jay Gerken
                                 -----------------------------------------
                                 Name:  R. Jay Gerken
                                 Title: President


                                 SMITH BARNEY FUND
                                 MANAGEMENT LLC

                                 By:

                                 /s/ Lewis E. Daidone
                                 -----------------------------------------
                                 Name:  Lewis E. Daidone
                                 Title: Senior Vice President

                                                                     Schedule A


                           OPERATING EXPENSE LIMITS



                                            Maximum Operating Expense Limit
                                        (as a percentage of average net assets)*

                                           Class A      Class B      Class L

Smith Barney Capital Preservation Fund     1.95%**      2.70%**      2.70%**

--------------------
* Effective through to the Guarantee Maturity Date; thereafter this limit is subject to change if the Agreement is extended as contemplated in paragraph 4.4.

** During any period in which the Fund's assets are required to be invested in a Defeasance Portfolio (as defined below) pursuant to the Financial Guarantee Agreement referred to below, the Maximum Operating Expense Limit (as a percentage of average net assets) with respect to those assets comprising the Defeasance Portfolio shall be: 1.55% Class A, 2.30% Class B and 2.30% Class L. The Maximum Operating Expense Limit (as a percentage of average net assets) with respect to assets other than the Defeasance Portfolio (the "Other Assets") shall remain as set forth in the table above, and the Fund Operating Expenses subject to such Maximum Operating Expense Limit for the Other Assets shall be payable solely from the Other Assets and not from the Defeasance Portfolio.

    As used herein the term Defeasance Portfolio shall have the meaning ascribed thereto in that certain Financial Guarantee Agreement, dated as of March 29, 2002, among the Manager, the Trust and Ambac Assurance Corporation, as such agreement is in effect from time to time.